EXHIBIT 99.13

                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT is made and entered into as of April 26, 2002 (the "Agreement") by and among Blue River, LLC, JMG Convertible Investments, L.P., JMG Trition Offshore Fund Ltd., Camden Asset Management L.P. (collectively, the "Holders"), Specialty Finance Partners ("SFP") and Capital Z Financial Services Fund II, L.P., solely in its capacity as guarantor under
Section 4 hereof (the "Guarantor").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Aames Financial Corporation, a Delaware corporation ("Aames"), has issued and outstanding $113,900,000 aggregate principal amount of its 5.5% Convertible Subordinated Debentures due 2006 (the "Existing Debentures") pursuant to that certain indenture dated as of February 26, 1996 (the "Indenture") between Aames and The Chase Manhattan Bank, N.A. as trustee;

         WHEREAS, each Holder is the beneficial owner of the aggregate principal amount of outstanding Existing Debentures set forth opposite its name on Exhibit A hereto;

         WHEREAS, SFP is the principal stockholder of Aames;

         WHEREAS, SFP has informed each Holder, and each Holder understands and acknowledges, that Aames has indicated to SFP that it intends to offer to exchange (the "Exchange Offer") all outstanding Existing Debentures pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), for 4% Convertible Subordinated Debentures due 2012 (the "New Debentures") substantially on the terms and conditions set forth in Exhibit B;

         WHEREAS, notwithstanding Aames' intention to commence the Exchange Offer, each Holder desires to sell to SFP, and SFP desires to purchase from each Holder, all of the Existing Debentures set forth opposite such Holder's name on Exhibit A for the purchase price and upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Guarantor, a general partner of SFP, has agreed to guarantee the due and punctual performance by SFP of its duties and obligations hereunder.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


NY2:\1148007\07\_LT307!.DOC\10118.0003

         Section 1. Sale and Purchase of Existing Debentures. Upon the terms and subject to the conditions contained herein, on the Closing Date (as hereinafter defined), each Holder hereby agrees to sell to SFP, and SFP hereby agrees to purchase from each Holder, all of the Existing Debentures set forth opposite such Holder's name on Exhibit A hereto at a purchase price of $260 for each $1,000 principal amount of such Existing Debentures (the "Purchase Price").

         Section 2. Closing. The closing of the transactions contemplated by
Section 1 hereof (collectively, the "Closing") shall take place as soon as practicable from time to time after the date hereof, but no earlier than 10:00 a.m., New York City time, on May 1, 2002 and no later than such time on May 14, 2002 (the "Closing Date") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the Holders and SFP. At the Closing, the Purchase Price shall be paid by SFP to the applicable Holder in cash, in immediately available funds by wire transfer to an account to be designated by such Holder, against delivery of the Existing Debentures. Delivery of the Existing Debentures may be made by delivery of certificates therefor and/or through the facilities of The Depository Trust Company.

         Section 3. Representations and Warranties.

         (a) Each of the parties, severally and not jointly, represents and warrants to each of the other parties that the following statements are true, correct and complete as of the date hereof:

         (1) Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

         (2) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

         (3) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or under its certificate of incorporation or by-laws (or other organizational documents).

         (4) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body.


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
         (5) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         (6) Brokers' Fees. It has not incurred, directly or indirectly, as a result of any action taken by it, any liability for any brokerage or finders' fees or agents' commissions or any solicitation or similar charges in connection with this Agreement.

         (b) Each Holder, severally and not jointly, represents and warrants to SFP that the following statements are true, correct and complete as of the date hereof:

         (1) Ownership of Existing Debentures. Such Holder (together with its affiliates) (i) (x) is the beneficial owner of the Existing Debentures set forth opposite its name on Exhibit A hereto as of the date hereof, (y) has or will have at the Closing all the incidents of ownership, including the right to transfer, with respect to such Existing Debentures, other than with respect to certain of such Existing Debentures, the right to vote, and/or (z) is the investment advisor or manager for the persons having the ownership characteristics set forth in either (x) or (y) above with respect to such Existing Debentures, having the power to dispose of such holdings on behalf of such persons, and is entitled (for its own account or for the account of other persons claiming through it) to the same rights and economic benefits of such holdings as such persons, (ii) does not own or control, directly or indirectly, as of the date hereof, any Existing Debentures other than the Existing Debentures set forth opposite such Holder's name on Exhibit A hereto as of the date hereof and (iii) will convey good and marketable title to the Existing Debentures to be delivered at the Closing, free and clear of any and all liens or encumbrances.

         (2) "Big Boy" Representation. Such Holder acknowledges it is a sophisticated financial institution engaged in the business of assessing and assuming investment risks with respect to securities, including securities such as the Existing Debentures, and further acknowledges that SFP and the Guarantor are entering into this Agreement with such Holder in reliance on this acknowledgment and with such Holder's understanding, acknowledgment and agreement that SFP and the Guarantor are privy to material non-public information with respect to Aames' business, operations, pending transactions, financial condition, results of operations and prospects (collectively, the "Non-Public Information"), which Non-Public Information may be material to a reasonable investor, such as such Holder, when making investment decisions, including this decision to enter into this Agreement, and such Holder's decision to enter into this Agreement is being made with full recognition and acknowledgment that SFP and the Guarantor are privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to such Holder. Such Holder hereby waives any claim, or potential claim, it has or may have against SFP and the Guarantor, including, but not


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
limited to, its respective officers, directors, shareholders, partners, successors and assigns, relating to such person's possession of Non-Public Information.

         Section 4. Guarantee. The Guarantor hereby unconditionally guarantees the due and punctual performance of the obligations of SFP under this Agreement; provided, however, that the Guarantor shall have the benefit of and be entitled to assert all defenses, claims, counterclaims, set offs and offsets that SFP may have against the Holders under this Agreement.

         Section 5. Amendments. This Agreement may not be modified, amended or supplemented except in writing signed by all of the parties to this Agreement.

         Section 6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the City of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         Section 7. Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

         If to SFP or the Guarantor, to:

         c/o Capital Z Financial Services Fund II, L.P.
         54 Thompson Street
         New York, NY 10012
         Facsimile No.: (212) 965-2443
         Attn:  David Spuria, General Counsel



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
         in each case, with a copy to:

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, NY 10153
         Facsimile No.:  (212) 310-8007
         Attn:  Simeon Gold, Esq.

         If to the Holders, or any one Holder, to the address of each such Holder set forth on Exhibit A hereto.

         Section 8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof, and supercedes all prior agreements.

         Section 9. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         Section 10. Assignment; Binding Effect. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of all other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, insure to the benefit of and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, SFP may assign any of its rights and obligations under this Agreement without the consent of the Holders, to any of its affiliates (each a "Permitted Assignee"), provided, that (a) any such Permitted Assignee specifically agrees to be bound by the terms and conditions of this Agreement applicable to SFP and (b) notwithstanding any such assignment, SFP and the Guarantor shall remain liable for and shall not be released from any of its obligations under this Agreement.

         Section 11. Specific Performance. Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach the other parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

         Section 12. Public Disclosure. SFP hereby agrees that it shall publicly disclose the terms of this Agreement not later than April 29, 2002. The Holders hereby acknowledge and agree that SFP's obligation's under this Section 12 shall be satisfied by the filing with the Securities and Exchange Commission via the EDGAR system on April 29, 2002 an amendment to the Schedule 13D of SFP and its


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
affiliates relating to the Company, which Schedule 13D amendment shall include as an exhibit a copy of this Agreement (including the exhibits hereto).

         Section 13. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier shall be effective as delivery of a manually executed signature page of this Agreement.

         Section 15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 16. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third party beneficiary hereof.









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
         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                               SPECIALTY FINANCE PARTNERS

                               By:  Capital Z Financial Services Fund II,
                                    L.P., its General Partner
                               By:  Capital Z Partners, L.P., its sole
                                    General Partner
                               By:  Capital Z Partners, Ltd., its sole
                                    General Partner

                               By: /s/ David A. Spuria
                                   -------------------------------------
                                    Name: David A. Spuria
                                    Title: General Counsel and Vice President


                               CAPITAL Z FINANCIAL SERVICES FUND II, L.P., solely in its capacity as Guarantor under
                               Section 4

                               By:  Capital Z Partners, L.P., its sole
                                    General Partner
                               By:  Capital Z Partners, Ltd., its sole
                                    General Partner

                               By: /s/ David A. Spuria
                                   -------------------------------------
                                    Name: David A. Spuria
                                    Title: General Counsel and Vice President


                               BLUE RIVER, LLC

                               By: /s/ Van Greenfield
                                   -------------------------------------
                                    Name: Van Greenfield
                                    Title: Managing Member



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
                               JMG CONVERTIBLE INVESTMENTS, L.P.

                               By: /s/ Jonathan Glaser
                                   -------------------------------------
                                    Name: Jonathan Glaser
                                    Title: General Partner


                               JMG TRITION OFFSHORE FUND LTD.

                               By: /s/ Jonathan Glaser
                                   -------------------------------------
                                    Name: Jonathan Glaser
                                    Title: General Partner


                               CAMDEN ASSET MANAGEMENT L.P.

                               By: /s/ John B. Wagner
                                   -------------------------------------
                                    Name: John B. Wagner
                                    Title: Managing Partner







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
                                                                     EXHIBIT A

=============================================== ================================= ======================================
               DEBENTUREHOLDER                         NOTICE INFORMATION             PRINCIPAL AMOUNT OF EXISTING
                                                                                               DEBENTURES
=============================================== ================================= ======================================
Blue River, LLC                                     360 East 88th St. Apt 2D                   $25,341,000
                                                        New York, NY 10128
                                                        Fax: 212-426-5677
----------------------------------------------- --------------------------------- --------------------------------------
JMG Convertible Investments, L.P.                   1999 Avenue of the Stars                   $4,551,000
                                                            Suite 2530
                                                      Los Angeles, CA 90067
                                                        Fax: 310-201-2694
----------------------------------------------- --------------------------------- --------------------------------------
JMG Trition Offshore Fund Ltd.                      1999 Avenue of the Stars                   $4,198,000
                                                           Suite 2530
                                                     Los Angeles, CA 90067
                                                        Fax: 310-201-2694
----------------------------------------------- --------------------------------- --------------------------------------
Camden Asset Management L.P.                     10100 Santa Monica Blvd. Suite                $15,910,000
                                                               7700
                                                     Los Angeles, CA 90067
                                                       Fax: 310-785-9780
=============================================== ================================= ======================================
TOTAL                                                                                          $50,000,000
=============================================== ================================= ======================================







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
                                                                     EXHIBIT B

                           AAMES FINANCIAL CORPORATION

                               SUMMARY TERM SHEET

                     This Summary Term Sheet summarizes the material terms of the Exchange Offer, which will be fully set forth in the Offering Memorandum in connection with the Exchange Offer, and the Company's 4% Convertible Subordinated Debentures due 2012 to be set forth in the indenture governing such debentures to be entered into by the Company upon consummation of the Exchange Offer. The final terms of the Exchange Offer will be substantially similar to those set forth below; provided, that the conditions to the Exchange Offer may be modified to change the minimum tender condition and/or to include a maximum tender condition. The terms of the indenture governing the New Debentures will be substantially similar to the indenture governing the Existing Debentures, with such changes as are necessary to reflect the new terms of the New Debentures.

                               THE EXCHANGE OFFER

Issuer:                    Aames Financial Corporation

Existing Debentures:       $113.9 million aggregate principal amount of the
                           Company's 5.5% Convertible Subordinated Debentures due 2006

New Debentures:            Up to $91.12 million of the Company's 4.0%
                           Convertible Subordinated Debentures due 2012

Exchange Rate:             For every $1,000 in principal amount of Existing
                           Debentures tendered in the Exchange Offer, the holders will receive $800 principal amount of New
                           Debentures. Assuming all outstanding Existing
                           Debentures are exchanged, $91.12 million New
                           Debentures will be outstanding.

Conditions to the
Exchange Offer:            The Exchange Offer will be conditioned upon, among
                           other things, there being validly tendered for exchange and not withdrawn at least 80% in aggregate principal amount of the outstanding Existing
                           Debentures.

                           In addition, the Exchange Offer will conditioned upon the absence of any of the following events:


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
                           o        a business development, lawsuit or
                                    investigation which would likely have a
                                    material adverse affect on the Company's business;

                           o any significant change in the price of the Existing Debentures which is adverse to the Company;

                           o any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

                           o any significant impairment to the extension of credit by banking institutions, or to the regular trading of equity or debt securities in the United States; or

                           o the commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, additional catastrophic terrorist attacks against the United States or its citizens.

                           The Company may waive any or all conditions to the Exchange Offer.

Expiration Date of
the Exchange Offer:        The Exchange Offer will remain open for at least 20
                           business days, subject to extension at the sole discretion of the Company. The expiration date is expected to be on or about June 15, 2002.*


------------------
* To the extent the expiration date of the Exchange Offer and, therefore, the issuance date of the New Debentures, is extended beyond June 15, 2002, the interest payment dates, the sinking fund payment date and the final maturity date will be adjusted appropriately.


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
                               THE NEW DEBENTURES

New Debentures:            Up to $91.12 million aggregate principal amount of
                           the Company's 4% Convertible Subordinated Debentures due 2012.

Interest Rate:             4.0% per annum

Interest Payment Dates:    June 15 and December 15 of each year, commencing
                           December 15, 2002.*

Sinking Fund Payment:      On December 15, 2002*, the Company will redeem
                           through a scheduled sinking fund payment 30% of the New Debentures (on a pro rata basis) at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption.

Final Maturity Date:       The remaining 70% of the New Debentures will mature
                           on June 15, 2012.*

Optional Redemption:       The Company will be entitled at its option to redeem
                           the New Debentures upon the earlier to occur of:

                           o        a change of control; and

                           o the repayment in full of the Company's 9.125% Senior Notes due November 1, 2003 (at maturity or otherwise) or the earlier amendment of such Senior Notes to permit the optional redemption of the New Debentures.

                           Any New Debentures optionally redeemed by the Company will be redeemed at a redemption price equal to:

                           o 33.5% of their principal amount, if the redemption occurs prior to the scheduled sinking fund payment on December 15, 2002*; or

                           o 5% of their principal amount, if the redemption occurs after the scheduled sinking fund payment is made.

Optional Conversion
by Holders:                Holders may convert the New Debentures at any time
                           prior to maturity, unless previously redeemed or repurchased, into shares of the Company's common stock on the same terms and conditions as the Existing Debentures.

Subordination:             The New Debentures will be unsecured subordinated
                           obligations of the Company. The New Debentures will rank junior in right of payment to all of the


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
                           Company's Existing and future senior indebtedness. The New Debentures will be effectively subordinated to all indebtedness of the Company's subsidiaries. The New Debentures will rank pari passu with the Company's other unsecured subordinated indebtedness, including the Existing Debentures. Same subordination provisions as Existing Debentures.














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